INVESCO ENDEAVOR FUND                                              SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING:   4/30/2010
FILE NUMBER :        811-05426
SERIES NO.:          16

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                  6,044
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                    693
          Class C                  1,611
          Class R                    643
          Class Y                    263
          Institutional Class        186
74V.    1 Net asset value per share (to nearest cent)
          Class A               $  15.33
        2 Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B               $  14.75
          Class C               $  14.76
          Class R               $  15.19
          Class Y               $  15.40
          Institutional Class   $  15.53